UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 31, 2013

ORRSTOWN FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34292	23-2530374
(State or other jurisdiction of incorporation)	(SEC File Number)	(IRS Employer Identification No.)

77 East King Street, P.O. Box 250, Shippensburg, Pennsylvania	17257
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(717) 532-6114

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ORRSTOWN FINANCIAL SERVICES, INC.

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01                      Other Events.

On January 31, 2013, Orrstown Financial Services, Inc. (the “Company”) entered into a Confidential Settlement and General Release Agreement (the “Settlement Agreement”) by and among, the Company and its directors, and PL Capital, LLC; PL Capital Advisors, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital/Focused Fund, L.P.; Richard J. Lashley; and John W. Palmer (collectively, the “PL Capital Parties”).  Based on the most recent amendment to the PL Capital Parties’ Schedule 13D, filed with the Securities and Exchange Commission on January 8, 2013, certain of the PL Capital Parties beneficially own, in the aggregate, up to 556,153 shares, or 6.9% of the Company’s outstanding common stock.

Under the terms of the Settlement Agreement, the PL Capital Parties agreed to, among other things, not bring or advise any shareholders on proposals before the Company’s 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”), direct their counsel to take all steps necessary for dismissal with prejudice of PL Capital, LLC, et al. v. Joel Zullinger, et al., Civil Action No: 1:13-cv-47 (the “Litigation”) (a pending legal action brought by the PL Capital Parties against the Company’s directors (collectively, the “Defendants”) and the Company, as nominal defendant), withdraw the nomination of Richard J. Lashley for membership on the Company’s board of directors (the “Board”) for the 2013 Annual Meeting and refrain from nominating any other Board candidate through the last day of the 2013 Annual Meeting, refrain from waging or advising any shareholders on any proxy contests related to the 2013 Annual Meeting, and not disparage the Board or the Company through the last day of the 2013 Annual Meeting.

The PL Capital Parties have also agreed to advise the Defendants, within 10 days of the filing of the Company’s 2013 third Quarter Form 10-Q (the “Third Quarter 10-Q”), whether they will nominate a candidate to run for a seat on the Board at the Company’s 2014 Annual Meeting of Shareholders to be held in April 2014 (the “2014 Annual Meeting”).  If the PL Capital Parties do not nominate a candidate to run for a seat on the Board in 2014 within 10 days of the filing of the Third Quarter 10-Q, the PL Capital Parties have agreed to refrain from taking the following actions:  nominating any Board candidate for the 2014 Annual Meeting; waging any proxy contests at the 2014 Annual Meeting; making any shareholder proposals at the 2014 Annual Meeting; advising shareholders on any proposals, proxy contests, and/or nominees through the last day of the 2014 Annual Meeting; commenting on any allegations of improper conduct by the Defendants or the Company, as alleged in the Litigation complaint, through the last day of the 2014 Annual Meeting; and disparaging the Defendants and/or the Company through the last day of the 2014 Annual Meeting.

In consideration of the foregoing, the Defendants have agreed to amend the Company’s bylaws to rescind the director eligibility requirements related to residency (contained in Section 3-12, Article III) and not serving as a management official of another bank (contained in Section 3-14, Article III), both of which became effective on November 19, 2012 (the “November Amendments”).  In addition, the Defendants have agreed that, from the date of the Settlement Agreement through the last day of the 2014 Annual Meeting, they will not implement any changes to the Company’s articles of incorporation or bylaws that would prevent the PL Capital Parties from nominating a candidate to run for a seat on the Board at the 2014 Annual Meeting.  Similarly, the Company and the Defendants have agreed not to add any director eligibility requirements to the bylaws of Orrstown Bank (the “Bank”) through the last day of the 2014 Annual Meeting that would exclude a director nominated by the PL Capital Parties who wins election to the Board from also serving on the Bank’s board of directors and represent that such bylaws do not currently contain any eligibility requirement similar to those contained in the November Amendments.

If within 10 days of the filing of the Third Quarter 10-Q, the PL Capital Parties declare that they will not nominate a candidate for a Board seat in 2014, the Defendants have agreed that from the last day of the 2014 Annual Meeting through the last day of the Company’s 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”) that they will not implement any changes to the Company’s articles or bylaws that would prevent the PL Capital Parties from nominating a candidate at the 2015 Annual Meeting.  If the PL Capital Parties do not nominate any Board candidate for the 2014 Annual Meeting, the Company and the Defendants have agreed that, from the last day of the 2014 Annual Meeting through the last day of the 2015 Annual Meeting, they will not add any director eligibility requirements to the Bank’s bylaws that would preclude a candidate of the PL Capital Parties who won election to the Board from serving on the Bank’s board of directors.

The Company has also agreed to pay the reasonable legal fees and expenses of the PL Capital Parties related to the Litigation, not to exceed $125,000 in the aggregate.

The Settlement Agreement contains other customary terms for an agreement of this type, including a release of claims relating to the claims raised by the PL Capital Parties in the Litigation, or to the subject matter of the Litigation.

The foregoing summary of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

	Exhibit No.	Description

99.1
Settlement Agreement, dated January 31, 2013, by and among Orrstown Financial Services, Inc. and its directors, and PL Capital, LLC; PL Capital Advisors, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital/Focused Fund, L.P.; Richard J. Lashley; and John W. Palmer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORRSTOWN FINANCIAL SERVICES, INC.
Date: January 31, 2013	By:	/s/ Thomas R. Quinn, Jr.
Thomas R. Quinn, Jr. President and Chief Executive Officer (Duly Authorized Representative)